EXHIBIT 99.1

                                               [GRAPHIC OMITTED] [SPX LOGO]

Contact: Jeremy W. Smeltser (Investors)
         704-752-4478
         E-mail:  investor@spx.com

         Tina Betlejewski (Media)
         704-752-4454
         E-mail: spx@spx.com


               JOHN B. BLYSTONE RETIRES FROM SPX CORPORATION


     CHARLOTTE, NC - December 9, 2004 - SPX Corporation (NYSE:SPW) today announced that John B. Blystone has retired and resigned as Chairman, President and Chief Executive Officer of the company and as a member of the Board of Directors.

     Commenting on Mr. Blystone's retirement and resignation, Board Member Charles E. Johnson II said, "The Board would like to thank John for his leadership of SPX over the last nine years. We wish him all the best for the future."

     Mr. Blystone joined SPX in December 1995 as Chairman, President and Chief Executive Officer and a director. He helped transform SPX from a small automotive supplier to a global multi-industry company. Mr. Blystone indicated that he was departing to spend more time with his family and stated, "I have enjoyed my tenure with SPX. I am confident that the SPX leadership team I helped to assemble is capable of continuing the company's growth."

     The company has filed a Form 8-K that describes in detail the terms of Mr. Blystone's severance agreement with the company.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

     Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation's 2005 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders' meeting. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation's Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

     SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation's 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on December 9, 2004.

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